                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                        NASH-FINCH COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                            7600 FRANCE AVENUE SOUTH

                             EDINA, MINNESOTA 55435

                            ------------------------

                  NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS
                         LUTHERAN BROTHERHOOD BUILDING
                625 FOURTH AVENUE SOUTH, MINNEAPOLIS, MINNESOTA
                                  MAY 12, 1998

                            ------------------------

    The 1998 Annual Meeting of Stockholders of Nash Finch Company will be held on Tuesday, May 12, 1998, at 10:00 a.m., local time, for the following purposes:

    1.  To elect four directors to serve for three-year terms; and

    2. To transact such other business as may properly come before the meeting, including, if introduced at the meeting, taking action upon the resolutions set forth under the headings "Stockholder Proposal No. 1" and "Stockholder Proposal No. 2" in the accompanying Proxy Statement.

    Only stockholders of record as of the close of business on March 23, 1998 are entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof.

    TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. A POSTAGE PAID ENVELOPE HAS BEEN ENCLOSED FOR YOUR CONVENIENCE.

                                          By Order Of The Board of Directors

                                          Norman R. Soland
                                          Vice President, Secretary
                                            and General Counsel

Edina, Minnesota
April 8, 1998

                                     [LOGO]

                            7600 FRANCE AVENUE SOUTH

                             EDINA, MINNESOTA 55435

                          TELEPHONE NO. (612) 832-0534

                            ------------------------

                                PROXY STATEMENT
             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 12, 1998

                            ------------------------

                                  INTRODUCTION

    The Board of Directors of Nash Finch Company ("Nash Finch") solicits your proxy for use at the Annual Meeting of Stockholders to be held on May 12, 1998 (the "Annual Meeting"), and any adjournment or adjournments thereof. A proxy card is enclosed. Any proxy given pursuant to this solicitation and received in time for the Annual Meeting will be voted in accordance with the instructions given in such proxy. Any stockholder who executes and delivers the proxy may revoke it at any time prior to its use by giving notice in writing to the Secretary of Nash Finch, by filing a revoking instrument or a duly executed proxy bearing a later date with the Secretary of Nash Finch, or by attending the Annual Meeting and voting said stock in person. The execution by a stockholder of a later dated proxy will revoke all proxies previously executed by such stockholder. However, a stockholder who attends the Annual Meeting need not revoke his proxy and vote in person unless he or she wishes to do so. This proxy material is first being mailed to the Nash Finch stockholders on or about April 8, 1998.

                              PURPOSES OF MEETING

    The following business will be conducted at the Annual Meeting:

    1.  The election of four directors to serve for three-year terms; and

    2. Such other business as may properly come before the Annual Meeting, including, if introduced, taking action upon the resolutions set forth under the headings "Stockholder Proposal No. 1" and "Stockholder Proposal No. 2" in this Proxy Statement.

                       OUTSTANDING SHARES; VOTING RIGHTS

    The close of business on Monday, March 23, 1998 has been fixed by the Board of Directors of Nash Finch as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. On March 23, 1998, Nash Finch had outstanding 11,338,371 shares of common stock, par value $1.66 2/3 per share ("Common Stock"), each such share entitling the holder thereof to one vote in person or by proxy. The holders of a majority of the total shares issued and outstanding (5,669,186 shares), whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

    Shares of Common Stock represented by properly executed proxies will be voted in accordance with the choices specified therein, and where no choice is specified, such shares will be voted (i) FOR the election of the four nominees,
(ii) if such proposals are introduced at the Annual Meeting, AGAINST each of the stockholder proposals, and (iii) with respect to any other business which may properly come before the Annual Meeting or any adjournment or adjournments thereof, according to the best judgment of the proxies named on the enclosed proxy card.

    In general, shares of Common Stock represented by a properly signed and returned proxy will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy reflects votes withheld from director nominees (or is left blank) or reflects a "broker non-vote" on a particular matter (i.e., a proxy returned by a broker on behalf of its beneficial owner customer that is not voted on that particular matter because voting instructions have not been received and the broker has no discretionary authority to vote).

    Stockholders may vote for all nominees for director, or withhold authority to vote for all or certain nominees. Withheld shares will be treated as shares present and entitled to vote and will be counted as voted shares. In connection with the two stockholder proposals, stockholders may vote for or against the proposals, or abstain. Abstentions will be treated as shares present and entitled to vote but not cast in favor of the proposal, thus having the same effect as votes against the proposal. Broker non-votes, as to a particular matter, will be treated as shares not entitled to vote, and thus will not be counted as voted shares. The election of directors and approval of each of the stockholder proposals requires the affirmative vote of a majority of the total shares present and entitled to vote on each such matter.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    Set forth in the following table is information pertaining to persons known to Nash Finch, as of March 1, 1998, to be the beneficial owners of more than five percent of the outstanding Common Stock.

             NAME AND ADDRESS OF THE                                     PERCENT
                 BENEFICIAL OWNER                             AMOUNT     OF CLASS
--------------------------------------------------          ----------   --------
Sanford C. Bernstein & Co., Inc.                            620,138(a)     5.5%
 767 Fifth Avenue
 New York, NY 10153

Franklin Resources, Inc.                                    785,000(b)     6.9%
 777 Mariners Island Blvd.
 San Mateo, CA 94404

------------------------

(a) Sanford C. Bernstein & Co., Inc. has reported in a Schedule 13G dated February 4, 1998 that, as of December 31, 1997, it was the beneficial owner of all of such shares, possessing sole investment power with respect to all such shares, sole voting power with respect to 523,100 shares and shared voting power with respect to 15,863 shares. Sanford C. Bernstein & Co., Inc. has also reported that the filing was made in its capacities as an investment adviser and broker/dealer, and that its beneficial ownership of such shares is on behalf of certain accounts of its discretionary clients. These clients have the right to receive dividends from and the proceeds of the sale of such securities.

(b) Franklin Resources, Inc. has reported in a Schedule 13G dated January 30, 1998 that, as of December 31, 1997, it was the beneficial owner of all of such shares, possessing sole investment power and sole voting power with respect to all such shares. Franklin Resources, Inc. has also reported that the filing was made in its capacities as a holding company of direct and indirect investment advisory subsidiaries. Such subsidiaries advise various open or closed-end investment companies or other managed accounts pursuant to advisory contracts. The advisory contracts grant to such subsidiaries all voting and investment power over the securities owned by the advisory clients, and as a result, such subsidiaries may be deemed as the beneficial owners of such shares. These clients have the right to receive dividends from and the proceeds of the sale of such securities.

                        SECURITY OWNERSHIP OF MANAGEMENT

    Set forth in the following table is information, as of March 1, 1998 unless otherwise indicated, pertaining to (a) the individual ownership of Common Stock by directors, nominees and executive officers named in the Summary Compensation Table, and (b) the ownership of Common Stock by directors and executive officers as a group.

                                                                                             TOTAL SHARES OF COMMON
                                                                                               STOCK BENEFICIALLY
                                                                                                 OWNED(A)(B)(C)
                                                                                            -------------------------
                                                  NUMBER OF    NUMBER OF   NUMBER OF SHARE                PERCENT OF
NAME OF BENEFICIAL OWNER                          SHARES(A)   OPTIONS(B)      UNITS(C)         AMOUNT        CLASS
-----------------------------------------------  -----------  -----------  ---------------  ------------  -----------
Carole F. Bitter                                       1,000       1,000            926            2,926       *
Richard A. Fisher                                      2,000(d)      1,000          966            3,966(d)      *
Alfred N. Flaten                                      33,030(e)      5,600          N/A           38,630(e)      *
Jerry L. Ford                                          1,000         500            197            1,697       *
Allister P. Graham                                     1,000       1,500          1,114            3,614       *
John H. Grunewald                                      2,500(f)      1,500          613            4,613(f)      *
Richard G. Lareau                                      3,948(g)      1,500            0            5,448(g)      *
Don E. Marsh                                             640         500            627            1,767       *
Donald R. Miller                                       2,015       1,500              0            3,515       *
Robert F. Nash                                        99,800(h)      1,000          511          101,311(h)      *
Jerome O. Rodysill                                    21,015(i)      1,500          151           22,666(i)      *
William T. Bishop (j)                                  1,110           0            N/A            1,110       *
William E. May, Jr.                                        0       1,280            N/A            1,280       *
David J. Richards                                      4,322           0            N/A            4,322       *
Norman R. Soland                                      11,043(k)      2,400          N/A           13,443(k)      *
All Directors and Executive Officers as a Group
 (26 persons)                                        215,210(l)     36,540        5,105          256,855(l)    2.27%

------------------------

 *  Less than 1%.

(a) Unless otherwise noted, all of the shares shown are held by individuals or entities possessing sole voting and investment power with respect to such shares.

(b) Includes shares of Common Stock that may be acquired upon exercise of options within 60 days of March 1, 1998 by the persons and group identified in this table under the Nash Finch 1994 Stock Incentive Plan and the Nash Finch 1995 Director Stock Option Plan.

(c) Share Units represent shares of Common Stock payable to non-employee directors upon termination of service on the Board under the Nash Finch 1997 Non-Employee Director Stock Compensation Plan.

(d) Includes 500 shares owned beneficially by Mr. Fisher's wife as to which he may be deemed to share voting and investment power, but as to which he disclaims any beneficial interest.

(e) Includes 1,000 shares owned beneficially by Mr. Flaten's wife as to which he may be deemed to share voting and investment power, but as to which he disclaims any beneficial interest.

(f) Includes 500 shares owned beneficially by a trust for which Mr. Grunewald's wife serves as a trustee. As a result, Mr. Grunewald may be deemed to share voting and investment power for such shares, but he disclaims any beneficial interest in such shares.

(g) Includes 1,800 shares owned beneficially by Mr. Lareau's wife as to which he may be deemed to share voting and investment power, but as to which he disclaims any beneficial interest.

(h) Includes 28,082 shares owned beneficially by Mr. Nash's wife as to which he may be deemed to share voting and investment power, but as to which he disclaims any beneficial interest.

(i) Includes 12,860 shares held by a trust for the benefit of Mr. Rodysill's wife, of which Mr. Rodysill is a co-trustee with his son and as to which he shares voting and investment power.

(j) Mr. Bishop resigned from Nash Finch effective as of the end of fiscal 1997.

(k) Includes 3,371 shares that are owned beneficially by Mr. Soland and his wife jointly and as to which he shares voting and investment power.

(l) Includes 48,413 shares as to which voting and investment power are shared or may be deemed to be shared.

                             ELECTION OF DIRECTORS

NOMINATION

    The Restated Certificate of Incorporation and Bylaws of Nash Finch provide that the Board of Directors shall consist of not less than nine nor more than 17 members, as determined from time to time by the Board of Directors, divided into three classes that are as nearly equal in size as possible. The term of each class of directors is three years, and the term of one class expires each year. The Board of Directors has determined that there will be eleven directors for the ensuing year.

    The terms of four current members of the Board of Directors will expire at the Annual Meeting. The terms of the remaining seven current members of the Board of Directors will expire as indicated below. The Board of Directors has nominated the four nominees listed below to serve as directors of Nash Finch for three-year terms, expiring at the 2001 Annual Meeting of Stockholders or until their successors are duly elected and qualified. All of the nominees currently serve as directors and have served continuously from the dates indicated below.

    The affirmative vote of a majority of the total shares represented in person or by proxy and entitled to vote is required for the election of the four nominees. It is the intention of the persons named in the enclosed form of proxy to vote such proxy for the election of the four nominees named in the proxy, unless otherwise directed by the stockholder. The Board of Directors recommends a vote FOR the election of each of the nominees. While the Board of Directors has no reason to believe that any of the persons named will not be available as a candidate, if such a situation arises, the proxy will be voted to elect such other persons as determined in the discretion of the proxies named on the enclosed proxy card. Proxies cannot be voted for a greater number of persons than the number of nominees named.

INFORMATION ABOUT DIRECTORS AND NOMINEES

                                                                                                                  DIRECTOR
NAME                        AGE                                 PRINCIPAL OCCUPATION                                SINCE
----------------------      ---      --------------------------------------------------------------------------  -----------
NOMINEES FOR THREE-YEAR TERMS EXPIRING IN 2001:

Alfred N. Flaten                63   President and Chief Executive Officer of Nash Finch                               1990
Allister P. Graham              62   Chairman and Chief Executive Officer of The Oshawa Group Limited (food            1992
                                       distributor in Canada)
Richard G. Lareau               69   Partner, Oppenheimer Wolff & Donnelly (law firm)                                  1984
Jerome O. Rodysill              69   Retired Senior Vice President of Nash Finch                                       1974

DIRECTORS NOT STANDING FOR ELECTION THIS YEAR WHOSE TERMS EXPIRE IN 1999:

Carole F. Bitter                52   President and Chief Executive Officer of Harold Friedman, Inc. (operator          1993
                                       of retail supermarkets)
Richard A. Fisher               68   Retired Vice President -- Finance and Treasurer of Network Systems                1984
                                       Corporation (manufacturer of data communications systems)
John H. Grunewald               61   Retired Executive Vice President -- Finance and Administration of Polaris         1992
                                       Industries, Inc. (manufacturer of recreational equipment)
Don E. Marsh                    60   Chairman of the Board, President and Chief Executive Officer of Marsh             1995
                                       Supermarkets, Inc. (supermarket and convenience store chain operator)

DIRECTORS NOT STANDING FOR ELECTION THIS YEAR WHOSE TERMS EXPIRE IN 2000:

Jerry L. Ford                   57   Chief operating officer of Comdisco Network Services, a division of               1997
                                       Comdisco, Inc. (computer network implementation and management)
Donald R. Miller                70   Management Consultant                                                             1978
Robert F. Nash                  64   Retired Vice President and Treasurer of Nash Finch                                1968

OTHER INFORMATION ABOUT DIRECTORS AND NOMINEES

    Except as indicated below, there has been no change in principal occupations or employment during the past five years for the directors or nominees for election as directors.

    Mr. Flaten was elected President in November 1991 and Chief Executive Officer in November 1994. He also served as Chief Operating Officer from November 1991 to January 1998. Previously he served as Executive Vice President, Sales and Operations from February 1991 to November 1991.

    Mr. Ford has served as an executive of Comdisco Network Services, a division of Comdisco, Inc. since June 30, 1994. He previously served as Executive Director and Chief Operating Officer of Lindquist & Vennum, a law firm, for more than five years.

    Mr. Graham is the Chairman and Chief Executive Officer of The Oshawa Group Limited, a food distributor in Canada, a position he has held for more than five years. Mr. Graham also serves as a director of Dylex Limited (Canada).

    Mr. Grunewald retired in January 1997 as Executive Vice President, Finance and Administration of Polaris Industries, Inc., a position he had held since September 1993. He previously served as Executive Vice President, Chief Financial Officer and Secretary of Pentair, Inc. for more than five years. Mr. Grunewald also serves as a director of Advantage Learning Systems, Inc. and Kinnard Investments, Inc.

    Mr. Lareau has been a partner in the law firm of Oppenheimer Wolff & Donnelly LLP for over 30 years. Oppenheimer Wolff & Donnelly has provided and is expected to continue to provide legal services to the Company. Mr. Lareau also serves as a director of Merrill Corporation, Mesabi Trust, Northern Technologies International Corporation and Ceridian Corporation.

    Mr. Marsh has been a director of the Company since June 1995. He is the Chairman of the Board, President and Chief Executive Officer of Marsh Supermarkets, Inc., a supermarket and convenience store chain, positions he has held for more than five years. Mr. Marsh also serves as a director of Indiana Energy Incorporated and National City Bank, Indiana.

    Mr. Miller has served as Board Chair since May 1995. He has been an independent management consultant for more than five years. Mr. Miller also serves as a director of Michael Anthony Jewelers, Inc.

    Mr. Nash retired in January 1996 as Vice President and Treasurer of the Company, a position he had held for more than five years.

    Mr. Rodysill retired in January 1994 as Senior Vice President, Store Development and Construction of the Company, a position he had held for more than five years.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

    Standing committees of the Board of Directors include the Audit Committee, the Compensation Committee and the Nominating Committee. Donald R. Miller, as Board Chair, and Alfred N. Flaten, as Chief Executive Officer of Nash Finch, are non-voting members of each of these committees.

    The Audit Committee reviews and monitors accounting policies and control procedures of Nash Finch, including recommending the engagement of independent public accountants and reviewing the scope of the audit. The current members of the Audit Committee are Jerry L. Ford, John H. Grunewald (Committee Chair) and Jerome O. Rodysill. The Audit Committee met three times during fiscal 1997.

    The Compensation Committee determines salaries and bonuses for executive officers, selects the officer and key employee participants as well as determines the compensation awards to be made to such participants under the Nash Finch Executive Incentive Bonus and Deferred Compensation Plan, and considers new executive compensation plans for recommendation to the Board of Directors. The Compensation Committee also administers the 1994 Stock Incentive Plan and the 1995 Director Stock Option Plan. The current members of the Compensation Committee are Carole F. Bitter, Richard A. Fisher and Allister P. Graham (Committee Chair). The Compensation Committee met three times during fiscal 1997.

    The Nominating Committee considers and recommends to the Board of Directors the size of the Board, nominees who meet the criteria for Board membership, the procedures for identifying potential Board nominees, nominees for election as officers, and matters relating to director compensation. In addition, the Nominating Committee recommends to the Board of Directors nominees for appointment to Board committees as well as the functions, responsibilities and procedures for the various Board committees. The Nominating Committee also administers the 1997 Non-Employee Director Stock Compensation Plan. The current members of the Nominating Committee are Richard G. Lareau (Committee Chair), Don
E. Marsh and Robert F. Nash. The Nominating Committee met two times during fiscal 1997. Stockholder recommendations for director nominees may be considered, but there are no established procedures for the submission of such recommendations to the Nominating Committee for consideration.

    During 1997, the Board of Directors held six regularly scheduled meetings and one special meeting. All of the directors attended at least 75% of the aggregate of the number of meetings of the Board of Directors and of all standing committees on which they served, during the periods that each served as a director and committee member.

COMPENSATION OF DIRECTORS

    DIRECTORS' FEES. A director who is a full-time employee of Nash Finch receives no additional compensation for serving as a director. Directors who are not full-time employees of Nash Finch ("outside directors"), however, do receive compensation for serving as a director and are reimbursed for out-of-pocket traveling expenses incurred in attending Board and committee meetings.

    Each outside director is entitled to receive $1,500 for each Board meeting attended and $750 for each committee meeting attended. Each outside director is also entitled to receive a retainer of $1,250 per month for serving as a director, a retainer of $125 per month for serving as a member of a committee of the Board, and a retainer of $125 per month for serving as a Chair of a committee of the Board. In addition to the foregoing compensation, the Board Chair (if not a full-time employee of Nash Finch) is also entitled to receive an additional monthly retainer equal to two times the monthly retainer paid to outside members of the Board of Directors generally (i.e., $2,500).

    1997 NON-EMPLOYEE DIRECTOR STOCK COMPENSATION PLAN. The 1997 Non-Employee Director Stock Compensation Plan provides outside directors with (i) a portion of their annual retainer either in shares of Common Stock or credits to a phantom stock account, and (ii) the opportunity to defer the remainder of their director compensation through credits to a phantom stock account or an interest bearing cash account. Amounts deferred to the phantom stock account are payable only in shares of Common Stock; amounts deferred to the cash account are payable in cash. In each case, the amounts deferred are payable upon termination of service as a director.

    1995 DIRECTOR STOCK OPTION PLAN. Pursuant to the 1995 Director Stock Option Plan, each director who is not an employee of Nash Finch is eligible to receive an annual grant of an option to purchase 500 shares of Common Stock (the "Option") immediately following each annual meeting of stockholders of Nash Finch while the plan is in effect. On May 13, 1997, each director other than Mr. Flaten was granted an Option. Mr. Flaten was ineligible because he was an employee of the Company.

                   EXECUTIVE COMPENSATION AND OTHER BENEFITS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table sets forth the cash and non-cash compensation earned during the fiscal years ending January 3, 1998, December 28, 1996 and December 30, 1995 by the Chief Executive Officer and the four most highly compensated executive officers of Nash Finch whose salary and bonus exceeded $100,000 for the fiscal year ended January 3, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM COMPENSATION
                                                                       AWARDS
                                               ANNUAL         ------------------------              PAYOUTS
                                            COMPENSATION      RESTRICTED                 ------------------------------
                                         ------------------     STOCK      SECURITIES       LTIP          ALL OTHER
                                FISCAL   SALARY   BONUS (1)   AWARDS (2)   UNDERLYING    PAYOUTS (4)   COMPENSATION (5)
NAME AND PRINCIPAL POSITION      YEAR      ($)       ($)         ($)       OPTIONS (3)       ($)             ($)
------------------------------  ------   -------  ---------   ----------   -----------   -----------   ----------------
Alfred N. Flaten                 1997    470,091   127,187       --           --            73,024          3,331
  President, Chief               1996    368,985   114,700      69,996       48,693        165,956          5,318
  Executive Officer              1995    279,232   130,000       --           --            --              5,081
  and Director

William T. Bishop (6)            1997    215,408    47,216       --           --            24,437          3,331
  Senior Vice President,         1996    179,506    43,200      29,998       20,868         50,478         --
  Sales and Logistics            1995    149,588    50,000       --           --            --             --

William E. May, Jr. (7)          1997    208,370    57,400       --           --            --             --
  Executive Vice                 1996    101,288    30,000       --           --            --             --
  President and Chief            1995      --        --          --           --            --             --
  Operating Officer

David J. Richards                1997    207,353    53,040       --           --            20,364          3,331
  Vice President,                1996    153,425    55,000       --           --            37,836         --
  Corporate Retail               1995    124,657    25,000       --           --            --             --
  Stores

Norman R. Soland                 1997    177,876    36,000       --           --            17,612          3,331
  Vice President,                1996    139,616    34,720      21,597       15,024         39,247          5,318
  Secretary and                  1995    107,704    47,000       --           --            --              4,398
  General Counsel

------------------------

(1) Cash bonuses for services rendered have been included as compensation for the year earned, even though bonuses were actually paid in the following year.

(2) These amounts reflect the value of the 25% discount related to the purchase by certain executive officers of shares of Common Stock that are restricted and subject to a risk of forfeiture for an aggregate purchase price equal to 75% of the fair market value of the Common Stock on January 31, 1996. Pursuant to this program (the "Management Restricted Stock Purchase Program"), which was implemented under the 1994 Stock Incentive Plan, 10% of the aggregate purchase price was paid by such executive officer in cash and the remainder was paid by delivery of a promissory note secured by a pledge of the shares. Interest on the promissory note, at a rate of 5.61% per annum (120% of the then applicable federal rate), is payable quarterly, with principal amounts payable commencing two years from issuance of the promissory note and due in full on February 28, 2001. The forfeiture restrictions on the shares generally will lapse on February 28, 2001, although the shares will remain pledged as collateral for the promissory note until repayment of the promissory note or Nash Finch otherwise releases such shares. If, however, the executive officer's employment is terminated by reason of death, disability, retirement, or a change in control of Nash Finch occurs (as defined in the 1994 Stock Incentive Plan), the forfeiture restrictions will lapse. If the executive officer's employment is terminated prior to the lapsing of forfeiture restrictions for any other reason, such restricted shares generally will be repurchased by Nash Finch at the lesser of the purchase price paid or an amount equal to the then fair market value of the shares divided by 0.75. Although ordinary cash dividends on such restricted shares will be paid to such executive officers, any other dividends or distributions on such restricted shares will be subject to the same security interest and forfeiture restrictions as the shares to which they relate. As of the end of fiscal 1997, the number and fair market value of restricted shares held by each of the named executive officers participating in the Management Restricted Stock Purchase Program was as follows: (i) Mr. Flaten's shares (16,231) had a fair market value of $312,447; and (ii) Mr. Soland's shares (5,008) had a fair market value of $96,404. The forfeiture restrictions on Mr. Bishop's shares lapsed upon his resignation becoming effective by approval of the Compensation Committee.

(3) These amounts reflect the grant of options under the 1994 Stock Incentive Plan.

(4) For fiscal 1996, these amounts reflect (i) the fair market value ($20.125 per share) of shares of Common Stock issued for performance units earned for fiscal 1996 pursuant to awards granted under the 1994 Stock Incentive Plan, and (ii) cash payments representing dividends declared on an equivalent number of shares ("dividend equivalents") from January 1, 1996 through March 1, 1997, the date the shares were issued. For fiscal 1997, the amounts reflect (i) the fair market value ($19.625 per share) of shares of Common Stock issued for performance units earned for fiscal 1995-1997 pursuant to awards granted under the 1994 Stock Incentive Plan, and (ii) cash payments representing dividend equivalents from January 1, 1995 through March 1, 1998, the date the shares were issued. Fair market value of the shares of Common Stock was determined as of the dates that the issuance of the shares was approved by the Compensation Committee of the Board of Directors, which were February 10, 1997 and February 16, 1998, respectively. These shares have been included as payouts for the year in which they were earned, even though the shares were not issued, and dividend equivalents paid, until the following year.

(5) "All Other Compensation" consists of contributions by Nash Finch for fiscal 1995, fiscal 1996 and fiscal 1997 to the Nash Finch Profit Sharing Plan.

(6) Mr. Bishop resigned from Nash Finch effective as of the end of fiscal 1997.

(7) Mr. May joined Nash Finch in June 1996. He was elected as Executive Vice President and Chief Operating Officer effective as of January 4, 1998. During fiscal 1997, he served as Vice President, Strategic Technology Programs and Marketing Services.

STOCK OPTIONS

    During fiscal 1997, Nash Finch did not grant any stock options to the executive officers named in the Summary Compensation Table. The following table summarizes the option exercises in fiscal 1997 by such executive officers and the number and value of their outstanding stock options at the end of the fiscal year.

                OPTION EXERCISE / FISCAL YEAR-END OPTION VALUES

                                                                   NUMBER OF SECURITIES
                                                                  UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                                                         OPTIONS                IN-THE-MONEY OPTIONS
                                    SHARES                        AT JANUARY 3, 1998 (#)     AT JANUARY 3, 1998 ($) (1)
                                  ACQUIRED ON       VALUE      ----------------------------  --------------------------
NAME                             EXERCISE (#)   REALIZED ($)    EXERCISABLE   UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-------------------------------  -------------  -------------  -------------  -------------  -----------  -------------
Alfred N. Flaten                           0              0          5,600           50,093      11,900        85,213
William T. Bishop (2)                  1,920          5,400              0                0           0             0
William E. May, Jr.                        0              0          1,280            1,920       3,917         5,875
David J. Richards                          0              0          1,600              400       4,600         1,150
Norman R. Soland                           0              0          2,400           15,624       5,100        27,567

------------------------

(1) Value is calculated as the excess of the fair market value of the Common Stock underlying the options on January 3, 1998 over the option exercise price.

(2) Mr. Bishop's unexercised options were cancelled at the end of fiscal year 1997. The number of securities underlying the cancelled options / the respective values thereof were: exercisable -- 21,508 / $38,359; unexercisable -- 640 / $1,840.

LONG-TERM INCENTIVE PLAN

    The following table sets forth information regarding the number of performance share units granted to each of the executive officers named in the Summary Compensation Table under the 1994 Stock Incentive Plan.

             LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

                                                                           ESTIMATED FUTURE PAYOUTS UNDER
                                                      PERFORMANCE OR         NON-STOCK PRICE-BASED PLAN
                                 NUMBER OF SHARES,     OTHER PERIOD     -------------------------------------
                                  UNITS OR OTHER     UNTIL MATURATION     THRESHOLD     TARGET      MAXIMUM
NAME                              RIGHTS (#) (1)         OR PAYOUT           (#)          (#)         (#)
------------------------------  -------------------  -----------------  -------------  ---------  -----------
Alfred N. Flaten                        29,196               1997-1999        0           19,464      19,464
William T. Bishop (2)                    9,231               1997-1999        0            6,154       6,154
William E. May, Jr.                      8,088               1997-1999        0            5,392       5,392
David J. Richards                        8,046               1997-1999        0            5,364       5,364
Norman R. Soland                         6,903               1997-1999        0            4,602       4,602

------------------------

(1) These awards represent performance units granted under the 1994 Stock Incentive Plan and payable, to the extent earned, in shares of Common Stock (the "Performance Units"). Payout of the Performance Units is tied to achieving specified levels of earnings per share ("EPS") growth, average return on stockholders' equity ("ROE") and total stockholder return ("TSR"). Minimum and maximum performance goals for each category have been determined by the Compensation Committee. If performance equals or exceeds the maximum goal for the category, all of the Performance Units allocated to the category are earned and paid out. If performance equals or is less than the minimum goal, no Performance Units allocated to the category are earned or paid out. If performance for a particular category exceeds the minimum goal for that category, but is less than the maximum goal, Performance Units are earned and paid out on a proportionate basis. Performance Units allocated to EPS growth would be earned based upon 1997 performance and paid out in 1998. Performance Units allocated to ROE and TSR would be earned based upon performance for the period 1997 through 1999, and would not be paid out until 2000. The minimum targeted EPS growth was not achieved in 1997, and therefore, Performance Units allocated to this category were cancelled in 1998. The payout of earned Performance Units is included in the number of shares beneficially owned by the executive officers (see "Security Ownership of Management"), and is reported in the Summary Compensation Table. Since payout of the Performance Units may not exceed 100% of the Performance Units granted, the target award amount and the maximum award amount are the same. For more detail about the Performance Units, see "Report of Compensation Committee on Executive Compensation."

(2) Mr. Bishop's Performance Units were cancelled at the end of fiscal 1997.

    The Nash Finch Executive Incentive Bonus and Deferred Compensation Plan (the "Deferred Compensation Plan") provides additional long-term incentive compensation to selected executive officers and other key employees. Participants are selected annually by the Compensation Committee which also determines the amounts to be allocated to participants for the year. Normally, the Deferred Compensation Plan is effective only if the consolidated net income of Nash Finch and its subsidiaries exceeds 6% of the stockholders' equity as shown on Nash Finch's current financial statements, and then only 5% of such excess is available for allocation to participants. The Compensation Committee may, however, in its discretion, authorize any amount to be allocated under the Deferred Compensation Plan. The amount allocated annually to each participant cannot exceed one-third of the participant's annual base salary. The entire allotment to a participant is contingently credited to the participant's account at the end of each year. (Nash Finch does not fund or set aside any cash amounts which are allocated to participants; instead, bookkeeping entries are made). Allotments credited to each participant's account are converted to share equivalents of Common Stock and each participant is entitled to additional credits for dividends paid on such share equivalents during each subsequent year. The dividend credits are also converted to share equivalents. In addition, the value of each participant's account is increased or decreased, whichever is applicable, by an amount equal to the increase or decrease in fair market value of the share equivalents during the year, provided that the participant is always entitled to the amounts originally allocated regardless of any decrease in the market value of share equivalents. Amounts contingently credited to the participant's account are payable to the participant in cash upon termination of employment, except that benefits may be totally or partially forfeited under certain circumstances. No amounts were allocated to the executive officers named in the Summary Compensation Table for the fiscal year ended January 3, 1998.

EMPLOYMENT AGREEMENTS

    Nash Finch has entered into an employment agreement with David J. Richards dated December 1, 1997. Pursuant to this agreement, Mr. Richards shall remain employed as Vice President, Corporate Retail Stores, or in any other capacity that the Board of Directors or the President and Chief Executive Officer may determine in its or his/her sole discretion. Mr. Richards shall receive an annual salary as determined by the Board of Directors, Compensation Committee, or President and Chief Executive Officer, as appropriate, subject to such salary adjustments, if any, as the Board of Directors, Compensation Committee, or President and Chief Executive Officer, as appropriate, may determine from time to time. Mr. Richards salary for that portion of the term which extends into 1999 shall not be less than the amount in effect at the end of 1998, unless the salaries of officers of Nash Finch in general are reduced for 1999.

The term of this employment agreement expires on May 31, 1999 unless sooner terminated by mutual agreement, by death or disability, by Mr. Richards upon 30 days written notice, or by Nash Finch for cause.

    Nash Finch has not entered into any other employment agreements with its executive officers.

CHANGE IN CONTROL AGREEMENTS

    The Board of Directors has authorized Nash Finch to enter into change in control agreements with certain executive officers and key employees of Nash Finch and its subsidiaries. Pursuant to these agreements, certain payments and benefits would be provided to such employees in the event their employment is terminated under certain conditions, including a change in control of Nash Finch.

    If an employee is terminated by Nash Finch or a subsidiary within 24 months of a change in control (or, in limited circumstances, prior to such a change in control) other than by reason of death, disability, retirement or cause, or the employee terminates for good reason, Nash Finch will pay or cause to be paid to the employee a lump sum equal to the employee's highest monthly compensation (as defined in the employee's change in control agreement) multiplied by a number of months equal to either 12, 24 or 36 months and will maintain or cause to be maintained benefit plans (including health, life, dental and disability) for the employee and his or her dependents for 12, 24 or 36 months. Subject to certain limitations, the multiple referred to above is 36 months for Mr. Flaten, 24 months for Mr. May, Mr. Richards, and Mr. Soland, and 24 months or 12 months for all other designated employees. Mr. Bishop's agreement, which had a multiple of 24 months, terminated on the effective date of his resignation.

    The options, Performance Units, and rights to purchase restricted stock ("Restricted Stock Awards") granted to the executive officers named in the Summary Compensation Table were granted under the 1994 Stock Incentive Plan. Pursuant to the terms of the 1994 Stock Incentive Plan and the agreements evidencing such awards, the following occurs upon a change in control of Nash
Finch: (i) for options granted, the Compensation Committee, in its sole discretion, may (a) accelerate the exercisability of options such that the options will be immediately exercisable upon the change in control, or (b) determine that the optionee will receive, as of the effective date of the change in control, cash in an amount equal to the excess of the fair market value of the option shares immediately prior to the effective date of the change in control over the exercise price per share of the options; (ii) for Performance Units granted, the Compensation Committee, in its sole discretion, may (a) adjust the number and kind of securities subject to the Performance Unit and the performance criteria which must be fulfilled in order to earn the award shares, and (b) in the event of involuntary termination of employment following a change in control, adjust the formula provided in the performance award to provide for the issuance of more award shares than would be the case if the involuntary termination were not preceded by a change in control; and (iii) for shares of Common Stock purchased pursuant to Restricted Stock Awards, the Compensation Committee, in its sole discretion, may declare such shares to be fully vested and non-forfeitable.

    Pursuant to the terms of the Deferred Compensation Plan, the following occurs upon a change in control of Nash Finch: (i) an additional amount would be allocated to the account of each participant equal to the amount allocated in the previous year; (ii) forfeiture provisions would lapse; and (iii) the total balance of the participant's account would become payable in full.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    OVERVIEW. The Compensation Committee (the "Committee") of the Board of Directors is comprised of directors who are not full-time employees of Nash Finch. The Board Chair and the Chief Executive Officer ("CEO") of Nash Finch, EX OFFICIO, are non-voting members of the Committee.

    The Committee has overall responsibility for executive compensation pursuant to delegation by the Board of Directors. As described under "Election of Directors -- Information About the Board of Directors and Its Committees," the Committee determines annual salaries and bonuses of executive officers and certain other key employees, including the CEO; considers and makes recommendations to the Board concerning new executive compensation plans; and administers the Deferred Compensation Plan, the 1994 Stock Incentive Plan and the 1995 Director Stock Option Plan.

    As part of the Compensation Committee's on-going efforts to ensure the continuing effectiveness and appropriateness of Nash Finch's executive compensation program, the program was reviewed in 1993 with the assistance of an outside consultant. The review led to various changes in Nash Finch's policies regarding executive compensation including clarification and restatement of the basic objectives of the program, a more defined performance focus, and an increased emphasis on performance-related stock incentives.

    COMPENSATION PHILOSOPHY. The fundamental objective of Nash Finch's executive compensation program is to support the achievement of Nash Finch's business objectives. As such, Nash Finch's philosophy is that executive compensation should be designed to achieve the following:

    - Enable Nash Finch to attract and retain qualified key executives whose skills and capabilities are needed to assure the continued growth and success of Nash Finch in a highly competitive industry.

    - Provide an incentive to executives by tying a meaningful portion of compensation to the achievement of Nash Finch financial objectives.

    - Align the interests of executives with those of Nash Finch stockholders by providing a significant portion of compensation in Common Stock.

    To maintain an appropriately competitive level of total compensation, comparisons are made with the ranges of compensation paid to persons holding comparable positions at other companies of similar size, with primary emphasis on the food distribution industry. These comparisons, by necessity, extend beyond the companies included in the peer group for the comparative performance graph shown below, given the number and size of companies included in the industry group.

    COMPONENTS OF EXECUTIVE COMPENSATION. The principal components of executive compensation include salaries, cash bonuses and longer-term incentive compensation.

    Salaries and cash bonuses for executive officers, including the CEO and the other executive officers named in the Summary Compensation Table, are determined annually, taking into consideration the executive's level of responsibility and experience, individual and corporate performance, and competitive compensation comparisons. Salaries for executive officers, including the CEO, are recommended by the CEO to the Committee. The CEO's performance is evaluated by the Committee, and each executive officer's performance is evaluated by the CEO and reviewed by the Committee. After giving consideration to such recommendations, performance evaluations and other relevant factors, the Committee makes its final determination regarding salaries.

    Annual cash bonuses for executive officers are determined based upon performance against predetermined financial and other goals. A maximum potential bonus is assigned by the Committee for each eligible officer. For executive officers, these range from 30% of annual base salary to 55% of annual base salary for the CEO.

    For each such officer, including the CEO, point values are established for each annually predetermined goal. The goals for the CEO are approved by the Committee; those for other executive officers are reviewed. Performance against each goal is measured objectively after the end of the year, and the amount of the officer's bonus for that year is determined on the basis of such measured performance as a percentage of the maximum potential bonus. For 1997, 40% of the CEO's maximum potential bonus was allocated to earnings per share and return on equity goals; the remaining 60% was allocated to organizational development and operational goals.

    Longer-term incentive compensation consists largely of awards of phantom stock units to certain executives under the Deferred Compensation Plan. Such awards are intended primarily to serve as a means of retaining key executives by providing supplemental retirement income. The potential value of such awards is linked to stock price appreciation providing an additional long-term incentive to increase stockholder value during an executive's career with Nash Finch. The Committee administers the Deferred Compensation Plan and is responsible for selecting the executive officers and other key employees for participation in the plan and determining the amounts of compensation awards allocated to the selected participants. Refer to "Executive Compensation and Certain Other Benefits -- Long-Term Incentive Plan" for a description of the key terms of the Deferred Compensation Plan.

    It has also been Nash Finch's policy to encourage a broad range of employees (including executive officers) to participate in stock ownership. For this purpose, a number of stock option plans have been adopted over the years. The size of individual stock option grants made under such plans have largely been determined by the employee's position and ability to purchase shares, as measured by his or her cash compensation level.

    The 1994 Stock Incentive Plan, among other things, authorizes the Committee to award rights to executive officers and other key employees to receive shares of Common Stock upon the achievement of established performance goals. Such awards are referred to in the 1994 Stock Incentive Plan as "Performance Units."

    Such Performance Units would have a maximum value at grant ranging from 60% of a participant's base salary for the previous year to 120% for the CEO. For 1997, the number of share units which could be earned (an equal number of share units for each of three corporate performance objectives) would be determined on the basis of the average closing sales prices for the Common Stock for the last calendar quarter of 1996. The three performance categories are earnings per share (EPS) growth in 1997 compared with the highest EPS for the preceding three years, average return on stockholders' equity (ROE) for the three-year period 1997-1999, and total stockholder return (TSR) for the same three-year period. Minimum and maximum performance goals have been determined by the Committee for each category. In no case will any portion of an award for a performance category be earned unless the minimum for that category is exceeded. An award for EPS growth would be earned based on performance in 1997 and paid out in 1998. Awards for ROE and TSR would, to the extent earned, not be paid out until 2000. Awards paid out in Common Stock will be restricted, with respect to 60% of such shares, as to transferability for three years following the issuance of such shares.

    For the Performance Units awarded in 1995 for fiscal 1995-1997, the minimum goal for TSR was exceeded. As a result, a total of 12,674 shares of Common Stock were deemed earned by the Committee and were issued to executive officers and other participants in the plan, including 3,317 shares to the CEO.

    The Committee believes that such performance-based awards will serve the purpose of more closely aligning executive and stockholder interests in that the executives will benefit only if stockholder value is enhanced. Also, for this purpose, the Committee has established stock ownership guidelines for executive officers who will be encouraged, but not required, to satisfy these guidelines within three to five years. The stock ownership guideline for the CEO is five times annual base salary.

    The 1994 Stock Incentive Plan also authorizes the Committee to grant awards in the form of shares of restricted Common Stock. Such awards are referred to in the 1994 Plan as "Restricted Stock Awards". In 1996, again for the purpose of more closely aligning executive and stockholder interests, and in consultation with an outside compensation consultant, the Committee granted Restricted Stock Awards to a limited number of executive officers, including the CEO. Pursuant to these grants, the participants purchased shares of restricted Common Stock at a price equal to 75% of the fair market value of the shares at January 31, 1996, the date of grant. A minimum down payment of 10% was required, with the balance being payable to the Company with interest, over a term of five years. The shares purchased have been pledged to the Company as security for payment of the balance of the purchase price, and are subject to forfeiture if the individual does not satisfy a condition of continued employment with the Company, basically for a term of five years. Each executive officer purchasing such restricted shares also received a grant of an option to purchase an additional three shares of unrestricted Common Stock, at an exercise price equal to 100% of fair market value at January 31, 1996, for each restricted share purchased. The options, having terms of seven years, become exercisable in 10% increments as the balance of the restricted share purchase price is paid down. The number of shares of restricted stock available for purchase by the CEO had an aggregate fair market value equal to 100% of his 1995 base salary; for the other participants, the aggregate fair market value was equal to 80% of 1995 base salary. A total of 25,876 shares of restricted stock were purchased under the Restricted Stock Awards and are outstanding, including 16,231 shares issued to the CEO; related stock options total 77,628 shares, including an option for 48,693 shares granted to the CEO.

    CHIEF EXECUTIVE OFFICER COMPENSATION. For the 1997 fiscal year, Mr. Flaten received a salary of $470,090 and a bonus of $127,187. The salary and bonus of Mr. Flaten was determined in accordance with the policies outlined above.

                                          Carole F. Bitter

                                          Richard A. Fisher

                                          Allister P. Graham

                                          Donald R. Miller (EX OFFICIO)

                                          Alfred N. Flaten (EX OFFICIO)

                                          Members of the Compensation Committee

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Flaten, the Chief Executive Officer of Nash Finch, is a non-voting member of the Compensation Committee.

COMPLIANCE WITH FEDERAL TAX LEGISLATION

    The Omnibus Budget Reconciliation Act of 1993 ("OBRA") disallows a deduction for federal income tax purposes by public corporations for compensation paid in excess of $1,000,000 in any year to a "covered employee" except under certain circumstances, including the attainment of objective "performance based" goals. Compensation that is deferred until retirement does not count toward the $1,000,000 limit. "Covered employees" are deemed as the individuals who, at the end of the fiscal year, are the chief executive officer and the other four most highly compensated executive officers of a company.

    During fiscal year 1997, neither the Chief Executive Officer nor any other executive officer received compensation in excess of $1,000,000. It is also unlikely that Chief Executive Officer or any other executive officer will receive total compensation in excess of $1,000,000 during fiscal year 1998. The Compensation Committee intends to continue to monitor the executive compensation program with respect to current federal tax law.

                               PERFORMANCE GRAPH

    The following graph compares the cumulative total stockholder return on Nash Finch Common Stock for the last five fiscal years with the cumulative total return over the same period of the S & P 500 Index, the S & P SmallCap 600 Index (in which Nash Finch is included) and a peer group of companies selected by Nash Finch (weighted according to the peer companies' market capitalization at the beginning of each fiscal year). The comparison assumes the investment of $100 in Common Stock, the S & P 500 Index, the S & P SmallCap 600 Index and the peer group at the end of fiscal 1992 and reinvestment of all dividends.

                           TOTAL SHAREHOLDERS RETURN
                        PREPARED FOR NASH FINCH COMPANY

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              NASH        S&P          S&P           NEW        OLD

                Finch        500    SmallCap 600       Peer       Peer
              Company      Index           Index      Group      Group
1992          $100.00    $100.00         $100.00    $100.00    $100.00
1993            99.49     110.08          118.79     110.11     107.26
1994             96.5     111.53          113.12      86.22      82.77
1995           111.33     153.45          147.01     108.34      99.57
1996           135.36     188.68          178.35     106.56      90.58

                   Source: Standard & Poor's Compustat Services, Inc.

    The companies included in the New Peer Group are Fleming Companies, Inc., Richfood Holdings, Inc., and Supervalu, Inc. They were selected on the basis that, like Nash Finch, each is predominately a full-line wholesale distributor of grocery products. The Compensation Committee has approved the selection of these companies.

    The Old Peer Group consists of Fleming Companies, Inc., Super Food Services, Inc., and Supervalu, Inc. The New Peer Group was selected because Super Food Services, Inc. was acquired by Nash Finch Company in November 1996.

                           STOCKHOLDER PROPOSAL NO. 1

    Charles Miller, 23 Park Circle, Great Neck, New York 11024, the beneficial owner of 250 shares of Common Stock, has notified Nash Finch of his intention to introduce the following proposal at the Annual Meeting. Mr. Miller's proposed resolution and supporting statement, for which the Board of Directors and Nash Finch accept no responsibility, are set forth below. THE BOARD OF DIRECTORS OPPOSES THIS PROPOSAL FOR THE REASONS STATED BELOW.

               ELIMINATE CLASSIFIED BOARD OF DIRECTORS RESOLUTION

    "RESOLVED, that the stockholders of the Company request that the Board of Directors take the necessary steps, in accordance with state law, to declassify the Board of Directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected."

                              SUPPORTING STATEMENT

    The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for it's [sic] implementation of those policies. I believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interests of the Company and it's [sic] stockholders.

    I believe that the Company's classified Board of Directors maintains the incumbency of the current Board and therefore of current management, which in turn limits management's accountability to stockholders.

    The elimination of the Company's classified Board would require each new director to stand for election annually and allow stockholders an opportunity to register their views on the performance of the Board collectively and each director individually. I believe this is one of the best methods available to stockholders to insure that the Company will be managed in a manner that is in the best interests of the stockholders.

    I believe that concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders, are unfounded. In my view, in the unlikely event that stockholders vote to replace all directors, this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change.

                 I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST THIS RESOLUTION FOR THE FOLLOWING REASONS:

    The Board of Directors believes that its classified Board structure is in the best interests of the stockholders. The Board of Directors is divided into three classes of nearly equal size serving staggered three year terms, with one of the three classes being elected annually on a rotating basis.

    The Board of Directors believes that the classified Board structure encourages potential acquirors to negotiate with the Board of Directors rather than attempting to take control through removal of the Board of Directors, and thereby reduces the vulnerability of Nash Finch to certain potentially abusive takeover tactics. The classified Board structure does not preclude unsolicited acquisition proposals but, by eliminating the threat of a takeover through imminent removal of the Board of Directors, places the Board of Directors in a better position to act to maximize the value of a potential acquisition for all stockholders.

    The Board of Directors also believes that classification of the Board assures continuity and stability of the Nash Finch's management and policies, since a majority of the directors at any given time will have prior experience as directors of Nash Finch and greater familiarity with the business of Nash Finch and its industry. The Board further believes that this continuity and stability of management contributes to more effective strategic planning for Nash Finch.

    The Board of Directors further believes that directors elected for staggered terms are not any less accountable to stockholders than they would be if elected annually. The same standards of performance apply to all of the directors regardless of the term of service.

    The classified board structure is expressly authorized by the corporate laws of Delaware, the state of incorporation of Nash Finch, as well as by the corporate laws of many other States. In addition, many other corporations have recognized the benefits of a classified board structure. Approximately 60% of corporations included in the S&P 500 Index currently have classified boards.

    The Board of Directors conscientiously strives to attain the highest standards of corporate governance and recommended best practices to improve Board performance. Only one member of the Board of Directors is a current member of the Nash Finch's management team, and the Board Chair is not a current or former employee of Nash Finch. The current members of the Board of Directors have a wide range of directly relevant industry experience. The Board makes extensive use of Board committees, including both standing and special committees that are controlled by independent Board members, in order to maximize Board involvement in the most efficient manner. The annual retainer portion of compensation for independent members of the Board of Directors is paid one-half in Common Stock of Nash Finch, further aligning the interests of the independent Board members with those of the stockholders. In sum, Nash Finch believes that it has assembled an outstanding Board of Directors, consisting of experienced and independent directors dedicated to enhancing value for all stockholders of Nash Finch. The Board of Directors believes that it would be difficult to assemble such an experienced and independent Board without the benefit of staggered three year terms.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS STOCKHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST THIS STOCKHOLDER PROPOSAL UNLESS OTHERWISE SPECIFIED BY THE STOCKHOLDER IN THE PROXY.

                           STOCKHOLDER PROPOSAL NO. 2

    William Steiner, 4 Radcliff Drive, Great Neck, New York 11024, the beneficial owner of 1,300 shares of Common Stock, has notified Nash Finch of his intention to introduce the following proposal at the Annual Meeting. Mr. Steiner's proposed resolution and supporting statement, for which the Board of Directors and Nash Finch accept no responsibility, are set forth below. THE BOARD OF DIRECTORS OPPOSES THIS PROPOSAL FOR THE REASONS STATED BELOW.

                           MAXIMIZE VALUE RESOLUTION

    Resolved that the shareholders of Nash Finch Company Corporation [sic] urge the Nash Finch Company Board of Directors to arrange for the prompt sale of Nash Finch Company to the highest bidder.

    The purpose of the Maximize Value Resolution is to give all Nash Finch Company shareholders the opportunity to send a message to the Nash Finch Company Board that they support the prompt sale of Nash Finch Company to the highest bidder. A strong and or majority vote by the shareholders would indicate to the board the displeasure felt by the shareholders of the financial performance of the company over many years and the drastic action that should be taken. Even if it is approved by the majority of the Nash Finch Company shares represented and entitled to vote at the annual meeting, the Maximize Value Resolution will not be binding on the Nash Finch Company Board. The proponent however believes that if this resolution receives substantial support from the shareholders, the board may choose to carry out the request set forth in the resolution.

    The prompt auction of Nash Finch Company should be accomplished by any appropriate process the board chooses to adopt including a sale to the highest bidder whether in cash, stock, or a combination of both. It is expected that the board will uphold its fiduciary duties to the utmost during the process.

    The proponent further believes that if the resolution is adopted, the management and the board will interpret such adoption as a message from the company's stockholders that it is no longer acceptable for the board to continue with its current management plan and strategies.

                 I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE [AGAINST] THIS RESOLUTION FOR THE FOLLOWING REASONS:

    The Board of Directors strongly believes that the implementation of the proposal described above would not be in the best interests of stockholders of Nash Finch and, contrary to the title of the proposal, would not maximize value to the stockholders. The Board of Directors recognizes the preeminence of its fiduciary duties to the stockholders and believes that this resolution would compromise the ability of the Board to fulfill its duties.

    The Board of Directors is elected by the stockholders to direct the management of the business and affairs of Nash Finch. Consistent with its fiduciary duties and responsibilities to the stockholders, the Board continually reviews and monitors Nash Finch's business and progress, as well as developments in the Nash Finch's industry, and is in the best position to evaluate and consider all of the options that may be available to Nash Finch from time to time. The Board is responsible for determining if, when and under what conditions the sale of Nash Finch should be considered. Acting precipitously to sell Nash Finch at auction to the highest bidder would restrict the Board's ability to examine all strategic alternatives and weaken the Board's ability to maximize stockholder value.

    Also in furtherance of its fiduciary duties and responsibilities to the stockholders, the Board of Directors is continually working with management to evaluate and refine Nash Finch's strategic plans and is continually seeking opportunities to enhance the value of Nash Finch for all stockholders. In recent years Nash Finch's industry has become increasingly competitive and technology-driven. For this reason, Nash Finch has aggressively pursued strategic acquisitions and has made a significant investment in new business information systems technology in order to position Nash Finch to compete more efficiently and effectively over the long term. Acting precipitously to sell Nash Finch would jeopardize the potential for the stockholders of Nash Finch to realize the benefits of its recent strategic acquisitions and investments in technology.

    The success of Nash Finch is highly dependent on its ability to maintain strong relationships with, and the confidence of, its customers and vendors. Approval of this proposal would cause uncertainty regarding Nash Finch's future, which would undermine confidence in Nash Finch and adversely affect Nash Finch's relationships with customers and vendors. The Board believes that stockholder value can be maximized only if Nash Finch's business partners are informed of a pending sale, if any, after an acquiror has been identified and its intentions for the future of the business have been ascertained.

    The Board of Directors remains committed to maximizing the value of Nash Finch for all stockholders, and will pursue the course of action that will best achieve that objective, including possibly the sale of Nash Finch on terms acceptable to the Board, but only if that is determined to be the best course of action to maximize stockholder value. The Board does not believe that implementation of the stockholder proposal described above would achieve that result. The Board has always acted and will continue to act in what it considers to be the best interests of all of the stockholders of Nash Finch. Because the Board does not believe that the stockholder proposal described above is in the best interests of all of the stockholders of Nash Finch, the Board vigorously opposes the stockholder proposal described above.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS STOCKHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST THIS STOCKHOLDER PROPOSAL UNLESS OTHERWISE SPECIFIED BY THE STOCKHOLDER IN THE PROXY.

       COMPLIANCE WITH THE SECURITIES EXCHANGE ACT OF 1934, SECTION 16(A)

    Section 16(a) of the Securities Exchange Act of 1934 requires Nash Finch's directors and executive officers and all persons who beneficially own more than 10% of the outstanding shares of Common Stock to file with the SEC reports of initial ownership and reports of changes in ownership in Common Stock. Copies of such reports must also be furnished to Nash Finch, which offers assistance to its directors and executive officers in complying with Section 16(a), including preparing the reports and forwarding them to the SEC for filing.

    During 1997, due to administrative oversight on the part of Nash Finch, the exercise of a stock option by John McCurry, an executive officer, was not timely reported on a Current Report of Beneficial Ownership on Form 4. To Nash Finch's knowledge, based upon a review of the copies of reports furnished to Nash Finch and written representations, all other filing requirements applicable to directors and executive officers were complied with during the fiscal year ended January 3, 1998.

                              INDEPENDENT AUDITORS

    On September 9, 1997, the Board of Directors approved the engagement of Ernst & Young LLP to serve as Nash Finch's independent certified public accountants to audit its financial statements for the fiscal year ended January 3, 1998. The Board of Directors has not approved the re-engagement of Ernst & Young LLP to audit Nash Finch's financial statements for the fiscal year ending January 2, 1999; however, there is no reason to believe or expect that the Board of Directors will not do so during the year.

    Nash Finch has requested and expects a representative of Ernst & Young LLP to be present at the Annual Meeting, to make a statement if he or she so desires and to respond to appropriate questions.

                           1999 STOCKHOLDER PROPOSALS

    Any proposal of a Nash Finch stockholder intended to be presented at the Annual Meeting of Stockholders in 1999 must be received by Nash Finch at its principal executive office not later than December 4, 1998, for inclusion in its proxy statement and form of proxy.

                                 MISCELLANEOUS

    The Board of Directors is not aware of any other matters which may be presented to the stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournment or adjournments thereof, it is the intention of the persons named on the proxy card to vote such proxies in accordance with their best judgment on such matters.

    The cost of soliciting proxies will be borne by Nash Finch. Directors, officers and regular employees of Nash Finch may, without compensation other than their regular compensation, solicit proxies by mail, telephone, telegram or personal interview. Nash Finch may reimburse brokerage firms and others for their expense in forwarding proxy materials to the beneficial owners of Common Stock.

    All stockholders who do not expect to attend the Annual Meeting, are urged to execute and return the enclosed proxy card promptly.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          NORMAN R. SOLAND

                                          VICE PRESIDENT, SECRETARY

                                            AND GENERAL COUNSEL

April 8, 1998

Minneapolis, Minnesota

                        PROXY           THIS PROXY IS SOLICITED ON BEHALF OF THE
                                                  BOARD OF DIRECTORS.
       [LOGO]
NASH FINCH COMPANY                      The  undersigned hereby  appoints Alfred
                                        N. Flaten, John H. Grunewald and  Robert
7600 FRANCE AVENUE SOUTH, P.O. BOX 355  F.  Nash, and each  of them, as Proxies,
MINNEAPOLIS, MN 55440-0355              each with the power of substitution, and
--------------------------------------  hereby  authorizes  each   of  them   to
                                        represent and to vote, as designated below, all the shares of common stock of Nash Finch Company held of record by the undersigned on March 23, 1998, at the Annual Meeting of Stockholders to be held on May 12, 1998 or any adjournment thereof.

1.  ELECTION OF DIRECTORS  FOR all nominees listed  WITHHOLD AUTHORITY to vote
                           below (except as         for all
                           marked to the contrary   nominees listed below / /
                           below) / /
(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name)

Alfred N. Flaten                          Richard G. Lareau
Allister P. Graham                        Jerome O. Rodysill

2.  Stockholder proposal no. 1.
    / /  FOR                    / /  AGAINST                    / /  ABSTAIN
3.  Stockholder proposal no. 2.
    / /  FOR                    / /  AGAINST                    / /  ABSTAIN
4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1 AND AGAINST PROPOSALS 2
                                     AND 3.

                         (PLEASE SIGN ON REVERSE SIDE)

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED TO GRANT AUTHORITY TO VOTE FOR ALL NOMINEES NAMED IN PROPOSAL 1 ABOVE AND AGAINST PROPOSALS 2 AND 3.

    Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
                                                DATED ____________________, 1998
                                                ________________________________
                                                SIGNATURE
                                                ________________________________
                                                SIGNATURE IF HELD JOINTLY

                                                PLEASE   MARK,  SIGN,  DATE  AND
                                                RETURN THE  PROXY CARD  PROMPTLY
                                                USING THE ENCLOSED ENVELOPE.